                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3, No. 333-106659) and related Prospectus of American Financial Group, Inc. for the registration of $511,015,000 of Senior Convertible Notes due 2033 and 5,877,490 shares of its common stock and to the incorporation by reference therein of our reports dated February 19, 2003, with respect to the consolidated financial statements and schedules of (1) American Financial Group, Inc. and (2) American Financial Corporation, both included in their respective Annual Reports (Form 10-K) for the year ended December 31, 2002, and filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

Cincinnati, Ohio
October 20, 2003